Exhibit 99.1

FOR IMMEDIATE RELEASE

AVEO Oncology Reports Full Year 2013 Financial Results

and Outlines 2014 Strategic Plan

- Company ends 2013 with $118M in cash1 -

- Focuses internal R&D investment on AV-380 in cachexia -

- Intends to advance clinical-stage assets through strategic partnering –

CAMBRIDGE, Mass. – March 13, 2014 – AVEO Oncology (NASDAQ: AVEO) today reported consolidated 2013 financial results and outlined its 2014 strategic plan and financial guidance.

“With the cost-containment measures implemented in the second half of 2013, AVEO ended the year in a strong financial position,” said Tuan Ha-Ngoc, president and chief executive officer of AVEO. “Our strategy going forward will focus on driving growth by investing in the continued advancement of our AV-380 program in cachexia and pursuing further development of our clinical-stage assets through collaborations. In addition, we will continue to evaluate opportunities to acquire or in-license compounds that will further accelerate value creation.”

Cachexia is a serious and common syndrome in patients with advanced cancer and other chronic diseases, characterized by symptoms of unintentional weight loss, progressive muscle wasting and loss of appetite (anorexia). Cachexia is associated with increased mortality and 50% of patients with cancer die with cachexia present.

Development Programs Update

•	AV-203 – AVEO successfully completed a Phase 1 safety study showing no dose limiting toxicities at maximum dose of 20mg/kg and Clinical Laboratory Improvements Amendment (CLIA) validation has been completed for a biomarker for potential patient selection. Results from this study are expected to be presented at a scientific meeting in 2014.

AVEO will seek a partner to support further clinical development of AV-203, subject to regaining certain rights from Biogen Idec, who currently has the option to develop AV-203 in territories outside of the U.S. The single agent expansion cohort in a biomarker-positive patient population has been terminated pending a development partnership agreement.

[1]	Includes cash, cash equivalents and marketable securities.

•	Ficlatuzumab – In 2013, an exploratory analysis using a serum-based molecular diagnostic test identified a patient sub-population that experienced a statistically significant progression-free survival and overall survival benefit on the combination therapy in the Phase 2 trial of ficlatuzumab in combination with gefitinib compared to gefitinib monotherapy in first line non-small cell lung cancer. These results are expected to be presented at a scientific meeting later in 2014. AVEO is actively seeking collaboration opportunities to support the clinical development of ficlatuzumab in this patient group with the goal of initiating a confirmatory Phase 2 study.

•	Tivozanib – On February 14, 2014, AVEO and Astellas announced their decision to terminate their collaboration for the development and commercialization of tivozanib. Costs for ongoing tivozanib-related expenses will be shared by the parties. AVEO estimates that AVEO’s share of costs for these activities will be approximately $12 million in 2014. Based on the terms of the agreement, all rights for tivozanib will revert to AVEO in August 2014, six months after Astellas notified AVEO of its intention to terminate the agreement. AVEO plans to explore potential partnership opportunities for the further clinical development of tivozanib.

•	AV-380 (GDF-15 Program)—AV-380, a potential first-in-class GDF-15 inhibitor, was discovered using AVEO’s proprietary Human Response Platform™, that provides the company unique insights into cancer and related disease biology. The clinical program will be designed to obtain rapid proof of clinical activity with first-in-human clinical trials planned for the second half of 2015. Initial clinical development is expected to be for the treatment of cancer cachexia. AVEO plans to evaluate opportunities for partnerships to expand the development of AV-380 for the treatment of cachexia associated with other indications such as chronic kidney disease, congestive heart failure and chronic obstructive pulmonary disease.

Full Year 2013 Financial Results

•	AVEO ended 2013 with cash, cash equivalents and marketable securities of $118.5 million.

•	Total collaboration revenue for 2013 was approximately $1.3 million compared with $19.3 million for 2012. The decrease was primarily due to revenue recognized during 2012 that did not recur during 2013, including a $15.0 million milestone payment earned under AVEO’s collaboration agreement with Astellas related to the FDA’s acceptance of the NDA filing for tivozanib and revenue earned under AVEO’s agreements with OSI Pharmaceuticals, Inc. and Centocor Ortho Biotech Inc. Revenue recognized during 2013 consisted of the amortization of previously deferred amounts related to AVEO’s collaboration agreements with Biogen Idec International GmbH and Astellas.

•

Research and development (R&D) expense for 2013 was $68.5 million compared with $91.4 million for 2012. The decrease in R&D expense was primarily due to a reduction in personnel-related expenses following the strategic restructurings announced in October 2012 and June 2013, and a decrease in clinical trial and regulatory costs for tivozanib and ficlatuzumab, offset by additional development costs for ficlatuzumab relating to the manufacture of clinical material and by additional facilities costs due to additional leased space at 650 East Kendall Street.

•	General and administrative (G&A) expense for 2013 was $28.7 million compared with $36.9 million for 2012. The decrease in G&A expense was primarily due to a reduction in personnel-related expenses following our strategic restructuring announced in June 2013 and a reduction in pre-commercialization costs associated with tivozanib.

•	Restructuring expense for 2013 was $8.0 million compared with $2.6 million for 2012. The increase is primarily the result of the additional costs incurred in connection with our June 2013 strategic restructuring.

•	Net loss for 2013 was $107.0 million, or basic and diluted net loss per share of $2.10, compared with net loss of $114.4 million, or basic and diluted net loss per share of $2.64 for 2012.

2014 Financial Guidance

Based on current operating plans, AVEO expects to end 2014 with approximately $50-$55 million in cash, cash equivalents and marketable securities.

Organizational Update

AVEO announced that William Slichenmyer, M.D., Sc.M., chief medical officer, will be leaving AVEO after a two-month transition period. AVEO will be seeking a senior clinical advisor while it undertakes a search for a permanent full-time CMO.

“I would like to thank Bill for his service and commitment to AVEO,” said Mr. Ha-Ngoc. “His unwavering dedication to patients has guided and inspired our efforts in AVEO’s clinical programs. We wish him well in his future endeavors.”

Today’s Conference Call and Webcast Reminder

The AVEO management team will host a conference call at 4:30 pm (ET) today. The call can be accessed by dialing 1-866-318-8613 (domestic) or 1-617-399-5132 (international) five minutes prior to the start of the call and providing the passcode 57921892. A replay of the call will be available two hours after the completion of the call and can be accessed by dialing 1-888-286-8010 (domestic) or 1-617-801-6888 (international), providing the passcode 61612931. The replay will be available for two weeks from the date of the live call.

The live webcast of the conference call can be accessed by visiting the investors section of the AVEO website at investor.aveooncology.com. A replay of the webcast will be archived on the AVEO website for two weeks following the call.

About AVEO

AVEO Oncology (NASDAQ: AVEO) is a biopharmaceutical company committed to discovering and developing targeted therapies designed to provide substantial impact in the lives of people with cancer by addressing unmet medical needs. AVEO’s proprietary Human Response Platform provides the company unique insights into cancer and related disease biology and is being leveraged in the discovery and clinical development of its therapeutic candidates. For more information, please visit the company’s website at www.aveooncology.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements of AVEO within the meaning of The Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “target,” “potential,” “could,” “should,” “seek,” or the negative of these terms or other similar expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, statements about: AVEO’s advancement of its business strategy, including entering into new strategic partnerships, collaboration opportunities; AVEO’s plans to initiate further studies of AV-203, ficlatuzumab and AV-380 for the treatment of cachexia and the advancement of AVEO’s pipeline assets; its estimated costs for the wind-down of the tivozanib studies; the presentation of study results at scientific meetings; AVEO’s plans to expand the development of AV-380 for cachexia; AVEO’s estimates for its 2014 year-end cash balance; and AVEO’s plans to leverage its Human Response Platform™. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that AVEO makes due to a number of important factors, including risks relating to: AVEO’s ability to execute on its business strategy and enter into and maintain new strategic partnerships and collaboration agreements; AVEO’s ability to successfully enroll and complete clinical trials and preclinical studies of its product candidates; AVEO’s ability to demonstrate to the satisfaction of the FDA, or equivalent foreign regulatory agencies, the safety, efficacy and clinically meaningful benefit of its product candidates; AVEO’s ability to achieve and maintain compliance with all regulatory requirements applicable to its product candidates; AVEO’s ability to obtain and maintain adequate protection for intellectual property rights relating to its product candidates and technologies; developments and expenses related to AVEO’s ongoing shareholder litigation and SEC inquiry; AVEO’s ability to raise the substantial additional funds required to achieve its goals; adverse general economic and industry conditions; competitive factors; and those risks discussed in the section titled “Risk Factors” included in AVEO’s Annual Report on Form 10-K filed with the SEC on March 13, 2014 and in its other filings with the SEC. The forward-looking statements in this press release represent AVEO’s views as of the date of this press release. AVEO anticipates that subsequent events and developments will cause its views to change. However, while AVEO may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing AVEO’s views as of any date subsequent to the date of this press release.

AVEO Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2013	2012	2013	2012
Collaboration revenue	$323	$15,531	$1,293	$19,286

Operating expenses:
Research and development	11,889	24,033	68,468	91,358
General and administrative	4,499	9,463	28,712	36,932
Restructuring	4	2,633	8,017	2,633

	16,392	36,129	105,197	130,923

Loss from operations	(16,069)	(20,598)	(103,904)	(111,637)

Other income and expense:
Other (expense) income, net	(3)	(32)	(123)	247
Interest expense	(676)	(888)	(3,127)	(3,501)
Interest income	23	38	125	497

Other expense, net	(656)	(882)	(3,125)	(2,757)

Net loss	$(16,725)	$(21,480)	$(107,029)	$(114,394)

Basic net loss per share
Net loss	$(0.32)	$(0.49)	$(2.10)	$(2.64)

Weighted average number of common shares outstanding	51,546	43,486	50,928	43,374

Diluted net loss per share
Net loss	$(0.32)	$(0.49)	$(2.10)	$(2.64)

Weighted average number of common shares and dilutive common share equivalents outstanding	51,546	43,486	50,928	43,374

AVEO Pharmaceuticals, Inc.

Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	December 31, 2013	December 31, 2012
Assets
Cash, cash equivalents and marketable securities	$118,506	$160,602
Accounts receivable	984	20,649
Prepaid expenses and other current assets	9,429	9,430
Property and equipment, net	14,140	12,867
Other assets	3,287	3,921

Total assets	$146,346	$207,469

Liabilities and stockholders’ equity
Accounts payable and accrued expenses	$17,501	$30,171
Total loans payable	19,205	26,037
Total deferred revenue	18,392	19,685
Total deferred rent	20,072	11,400
Other liabilities	1,238	1,238
Stockholder's equity	69,938	118,938

Total liabilities and stockholders’ equity	$146,346	$207,469

Investor Contact:	Media Contact:
AVEO Oncology Investor Relations (617) 299-5810	Caton Morris, Pure Communications (910) 232-7166

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